                     [Mayer, Brown & Platt Letterhead]


                                                          [        ] [   ], 2000

                        Re: Agreement and Plan of Merger

                           dated as of December 21, 1999, as amended, among America Online, Inc., MQ Acquisition, Inc. and MapQuest.com, Inc.

MapQuest.com, Inc.
3710 Hempland Road
Mountville, Pennsylvania 17554

Ladies and Gentlemen:

   We have acted as special counsel to MapQuest.com, Inc., a Delaware corporation (the "Company"), in connection with the proposed merger (the "Merger") of MQ Acquisition, Inc. ("Sub"), a Delaware corporation and a direct, wholly-owned subsidiary of America Online, Inc., a Delaware corporation ("Parent"), with and into the Company. All capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of December 21, 1999, as amended, among Parent, Sub and the Company (the "Merger Agreement"). This opinion is being delivered in connection with Parent's Registration Statement on Form S-4 relating to the proposed Merger pursuant to the Merger Agreement (the "Registration Statement") to which this opinion appears as an exhibit.

   In acting as counsel to the Company in connection with the Merger, we have, in preparing our opinion, as hereinafter set forth, participated in the preparation of the Merger Agreement and the preparation and filing with the Securities and Exchange Commission of the Prospectus contained in the Registration Statement.

   You have requested that we render the opinion set forth below. In rendering such opinion, we have assumed with your consent that (i) the Merger will be effected in accordance with the Merger Agreement (and exhibits thereto) and the General Corporation Law of the State of Delaware and as described in the Registration Statement, (ii) the representations made by Parent, Sub and the Company in letters provided to us and Simpson Thacher & Bartlett, special tax advisor to Parent, dated as of the date hereof (the "Tax Certificates") are true, correct and complete, and will be true, correct and complete as of the Effective Time (as if made as of the Effective Time), (iii) any representations made in such letters "to the best knowledge of" or similarly qualified are true, correct and complete without such qualification and (iv) as to all matters as to which any person or entity represents that it is not a party to, does not have or is not aware of any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement. We have also assumed that the representations and warranties contained in the Merger Agreement, and statements as to factual matters contained in the Registration Statement, are true, correct and complete as of the date hereof, and will be true, correct and complete as of the Effective Time, and that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement. We have examined the documents referred to above and the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

   We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

   If the Merger is effected on a factual basis different from that contemplated in the Merger Agreement, the Tax Certificates and the Prospectus the opinion expressed herein may be inapplicable. Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, the opinion expressed herein may become inapplicable. We do not undertake to advise you of any subsequent changes in applicable law.

   To the extent that this opinion addresses the federal income tax consequences of the holders of Company Common Stock, this opinion only addresses such consequences to holders who hold their shares as capital assets within the meaning of Section 1221 of the Code. In addition, the conclusions set forth in this opinion may not be fully applicable to shareholders subject to special treatment under United States federal income tax law, as listed in the Registration Statement under the caption "Material United States Federal Income Tax Consequences of the Merger".

   Subject to the foregoing and to the qualifications and limitations set forth herein, and assuming that the Merger will be consummated in accordance with the Merger Agreement (and exhibits thereto) and the General Corporation Law of the State of Delaware and as described in the Registration Statement, we are of the opinion that for United States federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;
(ii) no gain or loss will be recognized by Parent, the Company or Sub as a result of the Merger; (iii) no gain or loss will be recognized by holders of Company Common Stock upon the exchange of all of their Company Common Stock solely for Parent Common Stock in the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock; (iv) the aggregate adjusted basis of the Parent Common Stock received by holders of Company Common Stock in the Merger (treating fractional share interests in Parent Common Stock as having been issued to such holders in the Merger and then redeemed for cash) will be the same as such holders' aggregate tax basis in the Company Common Stock surrendered in the Merger and (v) the holding period of the Parent Common Stock received by such holder in the Merger will include the period during which the holder held the Company Common Stock surrendered in the Merger.

   We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

   We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the use of our name under the caption "Material United States Federal Income Tax Consequences of the Merger".

                                          Very truly yours,


                                       2